EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 1, 2004 for the consolidated financial statements of Teryl Resources Corp. as at May 31, 2004 and 2005 for the years ended May 31, 2005 and 2004 that are included in the Company's annual report 20-F filing.

Vancouver, Canada	/s/ Morgan & Company

July 25, 2007	Chartered Accountants